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                     September 8, 2020

       Samuel Cochrane
       Chief Financial Officer
       Sierra Wireless, Inc.
       13811 Wireless Way
       Richmond, British Columbia, Canada V6V 3A4

                                                        Re: Sierra Wireless,
Inc.
                                                            Form 40-F for the
Year Ended December 31, 2019
                                                            Filed March 11,
2020
                                                            File No. 000-30718

       Dear Mr. Cochrane:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing